Sub-Item 77Q(1)(e):  Copies of any New or Amended Registrant
Investment Advisory Contracts

On March 8, 2017, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Multi-Asset Growth Economies Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(x) of Post-Effective Amendment No. 111 to Registrant's Registration Statement on Form N-1A filed with the SEC on March 15, 2017.

On April 10, 2017, the Trust and Driehaus Capital Management LLC entered into an Expense Limitation Agreement with respect to Driehaus Multi-Asset Growth Economies Fund. A copy of the Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(xxi) of Post-Effective Amendment No. 115 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 25, 2017.